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                                                                    Exhibit 99.1


F O R    I M M E D I A T E    R E L E A S E
                                                   July 14, 1998
                                                   For more information contact:
                                                   Erin Ibele - (419) 247-2800
                                                   Ed Lange - (419) 247-2800

                  HEALTH CARE REIT, INC. ANNOUNCES YEAR TO DATE
                           INVESTMENTS OF $210 MILLION

Toledo, Ohio, July 14, 1998..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today investment activity for the second quarter of 1998 totalled $99,428,000. For the six months ended June 30, 1998, the company funded investments of $209,603,000.

The 1998 investment activity contributed to a 26 percent increase in total assets which totalled $926,987,000 at June 30, 1998, as compared with $734,327,000 at December 31, 1997.

Year-to-date investment activity, inclusive of recurring construction funding of $99,177,000, included $129,768,000 of operating leases, $62,979,000 of mortgage loans and $16,856,000 for equity related investments. Real estate investments were comprised of $121,753,000 for 53 assisted living facilities, $62,974,000 for 22 nursing homes, $6,346,000 for six retirement centers and $1,674,000 for two behavioral care facilities. The company funded equity related investments in nine privately held health care related companies. Aggregate funding was provided to 25 operators in 20 states.

During the first six months of 1998, 12 construction projects completed the construction phase of the company's investment process. Six facilities were converted to investments in operating leases, with an aggregate investment of $31,726,000. Six facilities were converted to permanent mortgage loans with an aggregate investment balance of $22,448,000.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust, which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At June 30, 1998 the company had investments in 209 health care facilities in 32 states and had total assets of approximately $927 million.

               For more information on Health Care REIT, Inc., via
                  facsimile at no cost, dial-1-800-PRO-INFO and
                         enter the company code -- HCN.

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